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                                                                       EXHIBIT 8

                                     , 1999
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Board of Directors
Independent Bank Corporation
230 W. Main Street
Ionia, MI 48846

Board of Directors
Mutual Savings Bank, f.s.b.
623 Washington Avenue
Bay City, MI 48708

         Re:  Tax Opinion Concerning Reorganization/I.R.C. ss. 368(a)(2)(D)

Gentlemen:

         At your request, this letter sets forth our opinion as to certain federal income tax consequences of a statutory merger, described below, wherein Mutual Savings Bank, f.s.b. ("Target"), a federal savings bank, would be merged with and into New MSB Bank ("Subsidiary"), a Michigan banking corporation organized pursuant to Section 130 of the Michigan Banking Code of 1969, as a wholly-owned subsidiary controlled by Independent Bank Corporation ("Parent"), in exchange for stock of Parent. Our opinion as to these tax consequences is based on the facts, representations, assumptions and conditions stated below.

Background Facts & Representations

         A.       Parent

         Parent is a publicly-held corporation engaged in the business of acting as a bank holding company and in related activities. Parent owns all of the outstanding shares of Subsidiary. Parent does not currently own, directly or indirectly, nor has it directly or indirectly owned in the preceding five years,

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any of the stock of Target.

         B.       Subsidiary

         Subsidiary is a Michigan banking corporation organized pursuant to
Section 130 of the Michigan Banking Code for the purpose of effecting the proposed merger described herein. All of Subsidiary's shares of stock that are issued and outstanding are held by Parent. Subsidiary will not engage in any business activity during its corporate life prior to the merger of Target with and into Subsidiary.

         C.       Target

         Target is a federally chartered stock savings bank engaged in the banking business. Target's issued and outstanding shares of stock are held of record by more than 100 shareholders. Target does not own, directly or indirectly, nor has it so owned in the preceding five years, any of the stock of Parent. Target has no subsidiaries.

Representations Regarding Transaction

         1. Target and Parent have entered into an Agreement and Plan of Reorganization, dated March 24, 1999 (the "Merger Agreement").

         2. Subsidiary, the surviving corporation in the merger, will acquire all of the assets and assume all of the liabilities of Target. Subsidiary will continue the business of Target under the name of "___________________." After the merger, all of the issued and outstanding shares of Subsidiary will be owned by Parent.

         3. On the effective date of the merger, in general, each share of the capital stock of Target shall, ipso facto and without any action on the part of the holder thereof, become and be converted into the right to receive Parent stock as provided in the Merger Agreement.

         4. In connection with the conversion of Target stock into Parent stock, no certificate evidencing fractional shares of Parent stock will be issued, and no right to vote or receive any dividends or other rights of a shareholder will attach to any fraction of a share of Parent stock resulting
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from the conversion. In lieu thereof, Target shareholders who otherwise are entitled to receive a fraction of a share of parent stock will be paid cash, as provided in the Merger Agreement.

Certain Conditions and Assumptions

         In connection with our opinion, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to therein; and (ii) the Joint Proxy Statement/Prospectus (the "Prospectus") relating to the merger and included in the Registration Statement of Parent on Form S-4 (the "Registration Statement") filed by Parent with the Securities and Exchange Commission. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         For purposes of our opinion set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of Parent and Target. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, the merger will constitute a statutory merger pursuant to the applicable provisions of the law of the State of Michigan, and the facts, statements, and other information contained in the Prospectus relating to the merger are true, correct, and complete in all material respects.

Additional Representations and Assumptions

         In addition to the above, the following representations and assumptions have been made:

         (a) The fair market value of Parent stock and other consideration, if
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any, to be received by each Target shareholder in the transaction will, in each instance, be approximately equal to the fair market value of Target stock surrendered in exchange therefor.

         (b) There is no plan or intention by any Target shareholder to sell, exchange or otherwise dispose of Parent stock to be received in the transaction that will reduce their holding thereof to a number of shares having, in the aggregate, a value at the time of the transaction of less than 50 percent of the total value of the formerly outstanding stock of Target as of the same date. For purposes of this representation, shares of Target stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent stock will be treated as outstanding Target stock on the date of the transaction. Moreover, shares of Target stock and shares of Parent stock held by Target shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         (c) Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target immediately prior to the transaction. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to shareholders who receive cash or other property, Target assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Target immediately before the transaction will be included as assets held by Target immediately before the transaction.

         (d) Prior to the transaction, Parent will be in control of Subsidiary within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "I.R.C.").

         (e) Following the transaction, Subsidiary will not issue additional shares of its stock that would result in Parent losing control of Subsidiary within the meaning of section 368(c)(1) of the I.R.C.

         (f) Parent has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

         (g) Parent has no plan or intention to liquidate Subsidiary, to sell or
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otherwise dispose of the stock of Subsidiary, to merge Subsidiary with and into another corporation, or to cause Subsidiary to sell or otherwise dispose of any of the assets of Target acquired in the transaction, except for dispositions made in the ordinary course of its business.

         (h) The liabilities of Target assumed by Subsidiary and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business and are associated with the assets to be transferred. No Target liabilities will be assumed by or transferred to Parent.

         (i) Following the transaction, Subsidiary will continue the historic business of Target or use a significant portion of Target's business assets in a business.

         (j) Parent, Subsidiary, Target and shareholders of Target will pay their respective expenses, if any, incurred in connection with the transaction.

         (k) There is and will be no intercorporate indebtedness between Parent and Target or between Subsidiary and Target that was or will be issued, acquired or settled at a discount.

         (l) No two parties to the transaction are, or at the time of the transaction will be, investment companies as defined in section
368(a)(2)(F)(iii) and (iv) of the I.R.C.

         (m) Target is not under the jurisdiction of a court in a Title 11, or similar, case within the meaning of section 368(a)(3)(A) of the I.R.C.

         (n) The fair market value of the assets of Target to be transferred to Subsidiary exceeds, and on the day of the proposed transaction will exceed, the sum of all Target liabilities to be assumed by Subsidiary, plus the amount of liabilities, if any, to which the assets to be transferred are subject.

         (o) No Subsidiary stock will be used in the transaction to acquire stock of Target, and no Subsidiary stock will be issued to any party other than Parent in connection with the transaction.

         (p) None of the compensation received by any shareholder-employee of Target will be separate consideration for, or
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allocable to, any of their shares of Target stock, and the compensation paid to them will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services. None of Parent's shares received by any shareholder-employee of Target will be separate consideration for, or allocable to, any employment agreement compensation owed to such shareholder-employee.

         (q) Parent does not own, directly or indirectly, nor has it owned, directly or indirectly, in the past five years, any Target stock.

         (r) The boards of directors of Target, Subsidiary, and Parent believe that the merger will strengthen Parent and its subsidiaries and affiliates, and Target, and Subsidiary, as successor to Target, in enabling them to expand and compete in the banking industry. The formation of Subsidiary, the merger of Target with and into Subsidiary, and the exchange of Parent stock for Target stock are to be effected for business purposes.

         (s) The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to Target shareholders instead of issuing fractional shares of Parent stock will not exceed one-tenth of one percent of the total consideration that will be issued in the transaction to Target shareholders in exchange for their shares of Target stock. The fractional share interests of each Target shareholder will be aggregated, and no Target shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock.

         (t) No dividends will be paid by Target before the consummation of the transaction, other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.

         (u) In the transaction, shares of Target stock representing control of Target, as defined in section 368(c)(1) of the I.R.C., will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Target stock exchanged for cash or other property originating with Parent will be treated as outstanding Target stock on the date of the transaction.

         (v) Target has, and on the date of the proposed transaction will have,
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no outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Target that would affect Parent's acquisition or retention of control of Target as defined in section 368(c)(1) of the I.R.C.

Opinion and Additional Conditions

         Based on our understanding of the facts, and on the representations and assumptions stated herein, it is our opinion that the following tax consequences will arise with respect to the transaction described above:

         1. The acquisition by Subsidiary of substantially all of the assets of Target in exchange for the stock of Parent and the assumption by Subsidiary of the liabilities of Target will qualify as a reorganization within the meaning of I.R.C. sections 368(a)(1)(A) and (a)(2)(D), and Parent, Target and Subsidiary will each be a "party to a reorganization" within the meaning of section 368(b).

         2. No gain or loss will be recognized by the Target shareholders upon their receipt of Parent stock solely in exchange for their Target shares, except to the extent of any cash received in lieu of fractional shares. I.R.C. ss. 356(a)(1).

         3. The basis of Parent stock to be received by each Target shareholder will be the same as the basis of Target stock surrendered in exchange therefor. I.R.C. ss. 358(a)(1).

         4. The holding period of Parent shares received by Target's shareholders will include the holding period for Target shares surrendered in exchange therefor, provided that Target shares surrendered were held as capital assets in the hands of Target's shareholder on the date of the consummation of the merger. I.R.C. ss. 1223(1).

         5. No gain or loss will be recognized by Target upon the transfer of substantially all of its assets to Subsidiary solely in exchange for Parent shares and the assumption by Subsidiary of Target liabilities. I.R.C. ss.ss. 357(a), 361(a).

         6. No gain or loss will be recognized by either Parent or Subsidiary upon the receipt by Subsidiary of substantially all of the assets of Target
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solely in exchange for Parent shares and the assumption by Subsidiary of the liabilities of Target. Rev. Rul. 57-278, 1957-1 C.B. 124.

         7. The basis of the assets of Target acquired by Subsidiary will be the same as the basis of such assets in the hands of Target immediately before the exchange. I.R.C. ss. 362(b). The holding period of Target's assets in the hands of Subsidiary will include the holding period during which such assets were held by Target immediately before the merger.
I.R.C. ss. 1223(2).

         Our opinion may not be applicable to all shareholders, including, without limitation, (1) a Target shareholder whose Target shares are not held as a capital asset; or (2) a Target shareholder who is subject to special treatment under the I.R.C., including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or a non-United States citizen.

         Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.

         Our opinion is based upon existing law and currently applicable authority, including Treasury regulations, and administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and other authorities, including statutory provisions and judicial decisions interpreting them, are subject to change, with possible retroactive effects, and we undertake no obligation to advise you of any change in any matter set forth herein.

         Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. No opinion is expressed herein concerning the effect of state, local, and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the I.R.C. or the Treasury regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the exchange of any Target
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shares in the merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.

         No advance ruling has been obtained from the Internal Revenue Service regarding the merger described herein. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Internal Revenue Service or courts will not take positions contrary to our opinion; however, we believe it is more likely than not that the positions stated in our opinion will be sustained.

         No person other than the addressees named herein may rely on this opinion for any purpose. This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, nor used for any purpose other than in connection with the transaction described herein.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission for the purpose of registering Parent's shares under the Securities Act of 1933, as amended.

                                              Respectfully submitted,

                                     VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP